Exhibit 5.1


                      [Andrews & Kurth L.L.P. Letterhead]


                               September 19, 1996



  Sterling Chemicals Holdings, Inc.
  1200 Smith Street, Suite 1900
  Houston, Texas 77002

  Dear Gentlemen:

                  We have acted as counsel to Sterling Chemicals Holdings, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8, dated September 19, 1996 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of the issuance of up to 250,000 shares of common stock, par value $0.01 per share, of the Company (the "Shares") pursuant to the Sterling Chemicals Holdings, Inc. 1996 Employee Stock Purchase Plan (the "Plan").

                  As the basis for the opinions hereinafter expressed, we have examined such statutes, regulations, corporate records and documents and such other instruments as we have deemed necessary for the purposes of the opinions contained herein. As to all matters of fact material to such opinions, we have relied upon the representations of officers of the Company. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies.

                  Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized, and that the Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

                  We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                                                        Very truly yours,

                                                        ANDREWS & KURTH L.L.P.